EXHIBIT B

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of November 24, 2020 is made by and between CDH Utopia Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Purchaser”), and 1Globe Biomedical (Hong Kong) Company Limited, a company incorporated under the laws of Hong Kong (the “Seller”). The Purchaser and the Seller are hereinafter referred to as the “Parties” and each a “Party.”

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Seller’s right, title and interest in and pertaining to an aggregate of 6,000,000Common Shares of Sinovac Biotech Ltd., a company incorporated in Antigua, West Indies (the “Company”) (the “Sale Shares”), all upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:

Article I
DEFINITIONS

1.1          Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Acquisition Proposal” means any offer, proposal or indication of interest in the acquisition of any or all of the Sale Shares.

“Business Day” means a day other than any Saturday, any Sunday or any day on which banks located in Antigua, Hong Kong, the People’s Republic of China, the Cayman Islands, Singapore or the United States are authorized or obligated to close.

“Common Shares” means common shares, par value US$0.001 per share, of the Company.

“Exchange Act” means U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Government Authority” means any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, arbitrator, authority, board, bureau, commission, court, department, official, tribunal or other instrumentality thereof.

“Law” means any law, treaty, statute, ordinance, code, rule or regulation of any Government Authority or any Order.

“Material Adverse Effect” means, with respect to a Person, any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition or results of operations or the assets and liabilities of such Person or the capability to perform said Person’s obligations under this Agreement, excluding any such effect resulting from (A) the announcement of the transactions contemplated by this Agreement, (B) changes affecting any of the industries such Person operates generally or the economy generally but not affecting such Person disproportionately or (C) changes affecting general worldwide economic or capital market conditions but not affecting such Person disproportionately.

“Order” means any writ, judgment, decree, injunction, award or similar order of any Government Authority (in each such case whether preliminary or final).

“Organizational Documents” means, with respect to an entity, its certificate of incorporation, articles of incorporation, by-laws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable.

“Per Share Consideration” means US$15.00, as may be adjusted from time to time for any share splits, share dividends, combination, recapitalizations and similar transactions.

“Person” means an individual, firm, corporation, partnership, association, limited liability company, union, trust or estate or any other entity or organization whether or not having separate legal existence, including any Government Authority.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“US$” means the United States Dollar, the lawful currency of the United States of America.

Article II
PURCHASE AND SALE

2.1          Purchase and Sale. Subject to and upon the fulfillment of the terms and conditions set forth in this Agreement, the Purchaser shall purchase and acquire from the Seller, and the Seller shall sell and deliver to the Purchaser, the Sale Shares and all of the Seller’s right, interest and title therein (including all dividends and distributions attaching thereto on or after the date hereof), for an aggregate purchase price of US$90,000,000 (the “Purchase Price”), representing the Per Share Consideration per Common Share.

2.2          Closing.

(a)           The closing of the purchase and sale of all Sale Shares contemplated hereunder (the “Closing”) shall take place on the date that is the fifteenth (15th) Business Day following the date upon which all of the conditions set forth in Article VI are satisfied or waived (other than those that by their nature may only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or such other date as may be agreed by the Purchaser and the Seller (the “Closing Date”).

(b)           At the Closing, the Seller shall deliver, or cause to be delivered, the following to the Purchaser against payment of the Purchase Price by the Purchaser: (i) originals of one or more certificates representing the Sale Shares, (ii) a duly executed instrument of transfer from the Seller in respect of the Sale Shares in favor of the Purchaser in accordance with the then-effective Organizational Documents of the Company; (iii) copies of the director and shareholder resolution of the Seller duly authorizing and approving this Agreement and the transactions contemplated hereby; (iv) such other documents as may be required by the transfer agent in order to complete the transfer of the Sale Shares from the Seller to the Purchaser; and (v) direct the Company to take all necessary and desirable actions to reflect the same in its or its transfer agent’s books and records.

(c)           At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller immediately available funds by wire transfer into an account (which shall be designated by the Seller no later than five (5) Business Days prior to the Closing Date) in the amount of the Purchase Price.

(d)           Unless otherwise agreed by the Parties, all actions at the Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payment under this Agreement due to be made at the Closing have been made.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

3.1          Authority; Binding Effect. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of the Seller and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all of its obligations hereunder, including the sale of the Sale Shares, have been taken prior to the Closing. This Agreement has been duly and validly executed and delivered by of the Seller, and (assuming the due execution and delivery thereof by the Purchaser) constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

3.2          No Conflict. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated herein and compliance by the Seller with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, require any consent or other actions by any Person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any Person or to a loss of any benefit to which the Seller is entitled, or result in the creation or imposition of any tax or Encumbrance upon the Sale Shares or any property or assets of the Seller, pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Seller is a party or by which the Seller is bound, or to which any of the properties or assets of the Seller is subject, or (ii) result in any violation of the provisions of the Organizational Documents of the Seller or the Company, or any applicable Laws.

3.3          Ownership and Transfer. Immediately prior to the Closing, the Seller shall have become the sole record and beneficial owner of the Sale Shares, free and clear of all security interests, claims (pending or threatened), liens, pledges, charges, equities or other encumbrances, limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of the Sale Shares) (“Encumbrances”), and will transfer and deliver to the Purchaser at the Closing valid, good and marketable title to the Sale Shares free and clear of any Encumbrances.

3.4          Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any court or Governmental Authority, is necessary or required for the execution and delivery of this Agreement, the performance by the Seller of its obligations hereunder or the sale and delivery of the Sale Shares or the consummation of the transactions contemplated hereunder.

3.5          Seller’s Status. The Seller is a sophisticated investor with sufficient investment or financial knowledge and experience as well as knowledge in the Company, which enable the Seller to properly evaluate the risks and merits of its participation in the transaction contemplated hereunder and protect its own interest in connection therewith. The Seller has made a determination based on its own independent review and such professional advice as it deems appropriate that (i) the Seller’s consideration of the sale of the Sale Shares to the Purchaser in the transaction contemplated hereunder is fully consistent with its financial needs, objectives and condition, and (ii) the terms of the transaction contemplated hereunder have been agreed through arm’s-length negotiation and are fair to the Seller.

3.6          Exempt Offering. Assuming the accuracy of the Purchaser’s representations and warranties herein, the offer and sale of the Sale Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities laws and regulations.

3.7          Litigation. There are no pending or, to the knowledge of the Seller, threatened actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings before or by any Governmental Authority or by any other Person against the Seller, except that would not be reasonably expected to have a Material Adverse Effect, or any proceedings that seek to restrain or enjoin the consummation by the Seller of the transactions contemplated hereunder.

3.8          Purchaser’s Reliance. The Seller acknowledges and agrees that the Purchaser is relying on the representations, warranties and agreements of the Seller herein in proceeding with the transaction contemplated hereunder. Without such representations, warranties and agreements, the Purchaser would not engage in the transaction contemplated hereunder.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

4.1          Authority; Binding Effect. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of the Purchaser and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all of its obligations hereunder, including the purchase of the Sale Shares, have been taken prior to the Closing. This Agreement has been duly and validly executed and delivered by the Purchaser, and (assuming the due execution and delivery thereof by the Seller) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

4.2          No Conflict. The execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated herein and compliance by the Purchaser with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, require any consent or other action by any Person under, give rise to any right of termination, cancellation or acceleration of any right or obligations of any Person or to a loss of any benefit to which the Purchaser is entitled, or result in the creation or imposition of any tax or Encumbrance upon any property or assets of the Purchaser pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or to which any of the properties or assets of the Purchaser is subject, or (ii) result in any violation of the provisions of the Organizational Documents of the Company or the Purchaser, or any applicable Laws.

4.3          Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or Governmental Authority is necessary or required for the execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder or the consummation of the transactions contemplated by this Agreement.

4.4          Purchaser’s Status. The Purchaser either (i) is an institutional “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, or (ii) is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

4.5          Sophisticated Investor. The Purchaser has such knowledge and experience in financial and business matters to make an informed decision with respect to the Purchaser’s purchase of the Sale Shares. The Purchaser is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Sale Shares pursuant to this Agreement. In connection with such purchase, the Purchaser is not relying on the Seller or its representatives in any respect in making its decision to make such purchase except for such representations and warranties of the Seller made under Article III.

4.6          Purchase for Investment. The Purchaser is acquiring the Sale Shares for investment for its own account and not with a view toward any resale or distribution of any part thereof except in compliance with the Securities Act. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to any Person with respect to the Sale Shares. The Purchaser hereby acknowledges that the Sale Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration thereunder or an exemption therefrom, unless in a transaction not subject to the Securities Act.

Article V
COVENANTS AND AGREEMENTS

5.1          Further Cooperation. Subject to the terms and conditions provided herein, each of the Parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all necessary actions proper under applicable Laws, to obtain consents or provide notices or effect registrations and filing or remove impediments necessary to consummate the transactions contemplated hereby as promptly as practicable following the date hereof, including, without limitation, to notify the Company upon the date hereof and request its cooperation in the consummation of the transactions contemplated hereby. Each Party shall execute and deliver at the Closing documents required to be executed and delivered by it as Closing conditions, shall take all steps necessary and proceed diligently and act in good faith to satisfy each condition in Article VI and shall not take or fail to take any action that could reasonably be expected to result in the non-fulfillment or delay of any such condition.

5.2          Notification. Each Party will notify the other Parties as soon as reasonably practicable (but in any event prior to the Closing Date) in the event it comes to such Party’s attention that any of such Party’s representations or warranties set out in this Agreement has ceased to be true and accurate in any material respect or there has been any breach by such Party of any of its agreements contained in this Agreement or any failure by such Party to comply with any of its obligations contained herein.

5.3          Appointment of directors of the board of the Company. Each Party shall use its reasonable best efforts to procure that a Person nominated by the Purchaser and a Person nominated by the Seller be appointed or elected as members of the Board as soon as possible after the Closing.

5.4          Exclusive Dealing. During the period from the date of this Agreement through (i) the Closing Date or (ii) the termination of this Agreement, the Seller shall not take or permit any of its affiliates, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to enter into any agreement with or cooperate in any other way with any Person (other than the Purchaser, its affiliates and their respective representatives) concerning any Acquisition Proposal. The Seller shall notify the Purchaser promptly (but in no event later than forty-eight (48) hours) after receipt by the Seller or its representatives of any Acquisition Proposal from any Person other than the Purchaser. The Seller shall keep the Purchaser informed, on a current basis, of any material changes in the status of any such Acquisition Proposal or request. The Seller shall, and shall cause its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than the Purchaser) conducted heretofore with respect to any Acquisition Proposals. To the extent it has not already done so, the Seller shall, or cause its representatives to, promptly request that all confidential information previously furnished to any Person be promptly returned or destroyed. The Seller agrees not to, without the prior written consent of the Purchaser, release any Person from, or waive any provisions of, any confidentiality agreement entered into in connection with any potential Acquisition Proposal to which the Seller is a party.

5.5          Confidentiality. Except as otherwise required by applicable Law or Order, or regulations of stock exchange, or otherwise permitted by this Agreement, each Party shall not disclose to any third party any content or information in connection with this Agreement and the transactions contemplated hereby, or non-public information relating to the other Party (“Confidential Information”) without the prior consent of the other Party and shall keep Confidential Information strictly confidential. Each Party may disclose Confidential Information to its and its affiliates’ directors, officers, managers, employees, investors and potential investors, professional advisers, accountants and lawyers on a need-to-know basis; provided, however, that the disclosing Party shall ensure that such persons are subject to the same confidentiality obligation as they were under this Agreement. Notwithstanding anything herein to the contrary: (i) the Parties may disclose Confidential Information to the Company’s directors and officers on a need-to-know basis for purposes of performing any agreement, covenant and obligation hereunder; and (ii) the Parties acknowledge that certain Parties may be required to file with the U.S. Securities and Exchange Commission (“SEC”) such schedules and forms as may be required under the Exchange Act, which may need to contain as an exhibit thereto a copy of this Agreement, and nothing contained in this Section 5.5 is intended to limit or restrict such ability to file such schedules and forms or any amendments thereto. To the extent practicable and permitted by applicable Law, prior to the Seller’s disclosure of Confidential Information to a Government Authority or stock exchange (including the Seller’s disclosure to the SEC), the Seller shall notify the Purchaser in advance of such disclosure and shall obtain the Purchaser’s consent with respect to the contents of such disclosure, which consent shall not be unreasonably withheld or delayed by the Purchaser.

5.6          No Claim by the Seller. Following the Closing, which shall have occurred in accordance with the terms and conditions of this Agreement, of the Seller hereby irrevocably waives its right to, and undertake that the Seller shall not, make any claim (whether directly or indirectly through third parties) or take any other action against the Purchaser, its and its affiliates’ directors, officers, employees, shareholders, owners, representatives, agents or advisors, for any reason or cause, other than with respect to any inaccuracy in or breach of any representation or warranty of the Purchaser under this Agreement, in connection with the Sale Shares, this Agreement or the transactions contemplated hereby.

5.7          Stock-Splits, Reclassification or Reorganization. If, after the date hereof and prior to Closing, the number of Common Stock is increased or decreased as a result of a stock dividend, a subdivision or split-up of Common Shares, a consolidation, combination, reverse stock split, reorganization or reclassification of Common Shares, a merger with or into or consolidation with another corporation undertaken by the Company, or any other similar event, the number of Sale Shares to be sold by the Seller hereunder and the Purchase Price shall be appropriately and equitably adjusted to reflect the intent of the agreement set forth in Section  2.1.

Article VI
CONDITIONS TO CLOSING

6.1          Conditions to the Seller’s Obligations. The obligation of the Seller to proceed with the Closing is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Seller in its sole discretion):

(a)           Representations and Warranties. Each of the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

(b)           Performance. The Purchaser shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it in all material respects.

(c)           Injunctions; Illegality. No provision of any applicable Law or Order shall restrain, enjoin or otherwise prohibit the consummation of the Closing.

6.2          Conditions to the Purchaser’s Obligations

. The obligation of the Purchaser to proceed with the Closing is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser in its sole discretion):

(a)           Representations and Warranties. Each of the representations and warranties made by the Seller in this Agreement shall be true and correct in all respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

(b)           Performance. The Seller shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Seller in all material respects.

(c)           Injunctions; Illegality. No provision of any applicable Law or Order shall restrain, enjoin or otherwise prohibit the consummation of the Closing.

(d)          Acquisition of Sale Shares. The Seller has delivered to the Purchaser written evidences to the satisfactory of the Purchaser (including the register of members of the Company duly certified by the transfer agent or a director of the Company) certifying that the Seller has become the owner of the Sale Shares.

(e)           Company Cooperation. Upon notification by the Parties after the date hereof to the Company of the transactions contemplated hereby, the Company or its representative has not expressly or impliedly indicated, and no event, circumstance, or communication with the Company or its representative has occurred that, individually or in the aggregate, would indicate, that the Company may object, refuse or otherwise not cooperate with the Parties to give effect to the transactions contemplated hereby.

(f)            No Material Adverse Effect. Since the date of this Agreement, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company (the “Company Material Adverse Event”).

(g)           Closing Certificate. The Seller has delivered to the Purchaser a certificate, dated as of the Closing Date, signed by an authorized officer of the Seller, certifying that the conditions specified in Section 6.2(a) through Section 6.2(f) are satisfied.

Article VII
INDEMNIFICATION

7.1          Indemnification by the Seller

. The Seller shall indemnify the Purchaser and each of its and its affiliates’ directors, officers, employees, shareholders, owners, representatives, agents and advisors (collectively, the “Indemnified Parties”) and save and hold each of them harmless against any direct and indirect losses (the “Losses”) suffered, incurred or paid by the Indemnified Parties (including reasonable legal fees), arising from, as a result of or in connection with misrepresentation or breach of representation or warranty or breach of covenants or agreements by the Seller hereunder.

7.2          Exclusive Remedies

. Notwithstanding any other provisions contained herein, the remedies contained in this Article VII shall be the sole and exclusive monetary remedy of the Indemnified Parties for any claim arising out of or resulting from this Agreement, except that no limitation or exceptions with respect to the obligations or liabilities provided hereunder shall apply to a Loss incurred by any Indemnified Party arising due to the fraud or fraudulent misrepresentation of the Seller; provided, however, that the Parties shall be entitled to specific performance or other equitable remedies pursuant to Section 8.7.

Article VIII
GENERAL PROVISIONS

8.1          Termination.

(a)           This Agreement may be terminated (i) prior to the Closing by mutual written consent of the Parties, (ii) by either Party if the Closing shall not have occurred within three (3) months from the date hereof (or a later date mutually agreed by the Seller and the Purchaser) (the “Long Stop Date”), or (iii) by the Seller, if the Purchaser shall have failed to pay in full the Purchase Price by the Closing Date; provided that the Seller shall not have the right to terminate this Agreement pursuant to Section 8.1(a)(ii) if the Seller is then in material breach of this Agreement.

(b)           In the event of termination of this Agreement as provided in Section 8.1(a), subject to Section 8.3, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the Parties; provided that (i) each Party shall remain liable for any breaches of this Agreement or in any other instruments delivered pursuant to this Agreement prior to its termination; and (ii) the provisions of Section 5.5 and this Article VIII shall remain in full force and effect and survive any termination of this Agreement.

8.2          Amendment; Waivers. This Agreement may be amended, supplemented or changed, or any provisions hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

8.3          Expenses and Fees.

(a)           Subject to Section 8.3(b) and Section 8.3(c), all fees and expenses incurred in connection with the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (the “Expenses”), shall be the obligation of the respective Party incurring such fees and expenses.

(b)           If the Closing shall not have occurred due to reasons attributable to the Seller by the Long Stop Date, the Seller agrees to reimburse, or cause its designee to reimburse the Purchaser, any Expenses incurred by or on behalf of the Purchaser up to an amount of US$150,000 immediately after the Long Stop Date.

(c)           If the Closing shall not have occurred due to reasons attributable to the Purchaser by the Long Stop Date, the Purchaser agrees to reimburse, or cause its designee to reimburse the Seller, any Expenses incurred by or on behalf of the Seller up to an amount of US$150,000 immediately after the Long Stop Date.

8.4          Notices. All notices and other communications hereunder by any Party to the others shall be in writing and shall be deemed given when delivered personally or by international courier, or sent by facsimile or electronic mail to the contact details set forth on the signature pages and shall be copied to the additional contact as set forth thereon as well (or at such other address for a Party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received.

8.5          Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart for it to be effective among the Parties. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties hereto and delivered by such Party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

8.6          Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7          Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions without the need to post any bond or other financial assurances in order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state, province or other locale, both U.S. and non-U.S., having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8          Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principle of conflict laws thereunder. All disputes between the Parties arising out of or relating to this Agreement shall be finally settled at the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the Rules of Arbitration of the Center by three arbitrators appointed in accordance with said Arbitration Rules. The place of arbitration shall be in Hong Kong. The arbitration shall be conducted in English. The resolution of any dispute by arbitration pursuant to this Section 8.8 shall be non-appealable, final, binding and conclusive on the Parties to such dispute and may be enforced and entered as a judgment in any court of law with jurisdiction thereof. Notwithstanding the foregoing, any Party shall be free to seek interim or permanent equitable or injunctive relief, or both, from any court having jurisdiction to grant the same.

8.9          Survival. All of the representations, warranties, covenants and agreements of the Parties in this Agreement shall survive the Closing.

8.10        Section and Other Headings. The article, section, schedule and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.11        No Third-Party Beneficiaries; Assignment. This Agreement and the exhibits and schedules hereto: (a) are not intended to confer upon any other Person any rights or remedies hereunder; and (b) shall not be assigned by operation of law or otherwise.

8.12        No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CDH Utopia Limited

By:	/s/ William Hsu
Name: William Hsu
Title: Director

One Temasek Avenue,
#18-02, Millenia Tower,
Singapore 039192
Telephone: +65 6572 8750
Fax: +65 6238 0132
E-mail: liquan@cdhfund.com
Attention: Quan Li

[Signature Page to the Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

1Globe Biomedical (Hong Kong) Company Limited

By:	/s/ Pengfei Li
Name: Pengfei Li
Title: Chairman Assistant

8F, Block B, Techart Plaza,
No.30 Xueyuan Road, Haidian District,
Beijing, 100083, P.R. China
Telephone: +86-10-61196291
Fax: +86-10-61196391
E-mail: Stella.wang@1globe-hk.com
Attention: Stella Wang

[Signature Page to the Share Purchase Agreement]